Exhibit 10.16

Sears Holdings Management Corporation 3333 Beverly Road Hoffman Estates, IL 60179	Sears Hometown and Outlet Stores, Inc. 3333 Beverly Road Hoffman Estates, IL 60179

August 20, 2012

Mr. William Bruce Johnson

1310 N Astor Street

Chicago, IL 60610

Dear Bruce,

On behalf of Sears Hometown and Outlet Stores, Inc. (“SHO”), we are pleased to extend to you our offer to be Chief Executive Officer and President of SHO. This letter restates and amends the terms of the July 17, 2012 offer letter, to which amendments you and SHC have mutually hereby agreed. This restated offer letter is contingent upon the completion of the Spin-off and subject to the additional contingency listed below.

The key elements of your employment and compensation package are as follows:

•

Upon SHC’s spin-off of SHO (“Spin-off”), you will become an employee of Sears, Roebuck and Co. (“SRC”) for the duration of a leasing period between SRC and SHO, after which you will be transferred to and become an employee of SHO.

•	Annual Base Salary - $1,000,000.

•	Annual Incentive Plans

•

With respect to your participation under the Sears Holdings Corporation Annual Incentive Plan (“SHC AIP) for the 2012 fiscal year, upon the Spin-off your participation in the 2012 SHC AIP will transition to a new annual incentive plan sponsored by Sears Holdings Corporation (“SHC”) for SRC associates supporting SHO as follows:

•

For the 1st and 2nd fiscal quarters of 2012, the portion of your target incentive award that is based on the quarterly SHC EBITDA measure (25%) will be determined based on year-to-date results. The performance at the end of these two quarters will be compared to the plan goals and if any payout has been earned, it will be paid to you under the new Annual Incentive Plan for Associates Supporting Sears Hometown and Outlet Stores, Inc. (“SHO AIP”) for the 2012 fiscal year in April 2013, provided that you are actively employed by SRC as of the payment date (or by SHO if your transfer of employment to SHO has occurred by then). The SHC EBITDA gate will continue to need to be attained before any payout is earned. The quarterly SHC EBITDA measure will not be a component of your 2012 annual incentive for the 3rd and 4th fiscal quarters of 2012. Instead, the 25% weighted incentive based on the quarterly SHC EBITDA measure for the 3rd and 4th fiscal quarters of 2012 will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP.

•

For the performance period prior to the date of the Spin-off and with respect to the annual portion of your target incentive that is currently based on the Auto, Hometown, and Outlet BOPs (75%), the 40% weight based on the Hometown and Outlet BOPs will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP. The 35% weight based on Auto BOP, will be based on year-to-date results at the time of Spin-off and will apply to the full 2012 fiscal year.

William Bruce Johnson

August 20, 2012

•

You will be eligible to participate in the Annual Incentive Plan for Associates Supporting Sears Hometown and Outlet Stores, Inc. (SHO AIP) with an annual incentive opportunity of 100% of your base salary following fiscal 2012. For the period between the effective date of the Spin-off and the end of fiscal 2012, your target annual incentive will be 65% of your base salary applicable to the period and will be based on a SHO EBITDA after the Spin-off.

•

SHO AIP EBITDA targets and thresholds will be based on the valuation and profit conversion of combined SHC HTS and Outlet BOPs. Final 2012 targets and thresholds for the SHO AIP will be approved by SHO Board of Directors.

•

Any incentive payable under the SHO AIP with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHC as of the payment date (or by SHO if your transfer of employment to SHO has occurred by then). Payouts will be pro-rated pending actual date of Spin-off. Further details regarding your 2012 SHO AIP target award will be provided to you following the approval of the 2012 SHO AIP.

•

After SRC associates supporting SHO are transferred to and become employees of SHO, you will be eligible to participate in the annual incentive plan sponsored by SHO with the same annual incentive opportunity of 100% of your base salary.

•	Long-Term Incentive Plans

•

Participation in the Long-Term Incentive Program for Executives Supporting Sears Hometown and Outlet Stores, Inc. (“SHO LTIP”). You will first become eligible to participate in a SHO LTIP starting with the 2012 SHO LTIP with a target incentive percentage of 200% of base salary (t the time of the LTIP award) when finalized and approved. 2012 targets and thresholds under the SHO LTIP will be based on SHO 3-year valuation and profit projections and approved by the SHO Board of Directors. Further details regarding your 2012 target award under the SHO LTIP will be provided to you following the approval of the 2012 SHO LTIP. SHO, like SHC, intends to provide annual LTIP awards to its executives.

•

With respect to your participation in the outstanding Sears Holdings Corporation Long-Term Incentive Programs (“SHC LTIPs”), you currently participate in the 2010 and 2011 SHC LTIPs with a target incentive percentage of 200% of base salary (at the time of the LTIP award) under each. Upon the Spin-off, your participant in these programs will transition as follows:

•

Your participation under 2010 and 2011 SHC LTIPs will be closed out as of the effective date of the Spin-off and any incentive that may become payable (as explained below) will be payable under the SHO LTIP. The SHO LTIP will be assigned to and assumed by SHO upon the transfer of SRC associates supporting SHO from SRC to SHO.

•

For the 2010 SHC LTIP, performance to date from fiscal year 2010 through the 2nd fiscal quarter end of 2012 will be determined and based on year-to-date results. If any incentive has been earned, it will be payable to you under the SHO LTIP in April 2013, in accordance with the terms of the SHO LTIP (which will have terms substantially similar to the SHC LTIP), as long as you are actively employed by SHC or SHO, as applicable, as of the payment date.

•

For the 2011 SHC LTIP, performance to date from fiscal year 2011 through the 2nd fiscal quarter end of 2012 will be determined and based on year-to-date results. If any incentive has been earned, it will be payable to you under the SHO LTIPT in April 2014, in accordance with the terms of the SHO LTIP (which will have terms substantially similar to the SHC LTIP), as long as you are actively employed by SHC or SHO, as applicable, as of the payment date.

William Bruce Johnson

August 20, 2012

•	Any payout of these amounts will be pro-rated based on the number of eligible days worked at SHC and SHO, as applicable, during the performance period for each LTIP.

•	After SRC associates supporting SHO are transferred to and become employees of SHO, you will be eligible to participate in the long-term incentive program sponsored by SHO.

William Bruce Johnson

August 20, 2012

•	Unvested Restricted Stock and Cash Awards

•	Prior to effective date of the Spin-off, you received the following restricted stock (“RS”) and cash awards from SHC that are currently unvested.

Grant Date	Vest Date	RS Grant Value/ Share	Shares Granted	RS Award Value (at grant)	RS Current Value ($55/share)	Cash Rights
04/06/2010	04/06/2013	$108	10,000	$1,079,100	$550,000	$9,289
04/06/2010	04/06/2014	$108	10,000	$1,079,100	$550,000	$9,289

•	In connection with the Spin-off and subject to the approval of the Compensation Committee of the Board of Directors of SHC, these awards will be transitioned as follows:

•

In place of your unvested RS awards, upon the effective date of the Spin-off, you will receive an equivalent cash retention award from SHC, which will continue under the same (remaining) vesting schedule as the award it is replacing. Equivalent value will be determined based upon the market closing price of SHC shares on the day before the effective date of the Spin-off. That closing price will be multiplied by the number of shares for each award to arrive at the dollar value of the cash retention award.

•

In place of your Cash Rights identified in the chart above (issued in connection with the Spin-off of Orchard Supply Hardware Stores Corporation), you will receive cash retention awards from SHC, equal to the same amount and subject to the same (remaining) vesting schedule as the awards they are replacing.

•

Each of these cash retention awards will be payable by SHC with respect to any such award that vests prior to your transfer of employment to SHO and by SHO with respect to any such award that vests on or after your transfer of employment to SHO, provided you remain employed by SRC or SHO, as applicable, through the vesting date for the applicable award. Notwithstanding the foregoing, with respect to the remaining shares of restricted stock you were granted on April 6, 2010 (which grant vests on a graduated basis;  1/4 on each of the first four anniversaries of the grant date), if your employment is involuntarily terminated (other than for Cause, death or Disability, as such capitalized terms are defined in the Executive Severance Agreement, referred to below), as of such termination date you will be deemed to have vested in any portion of this restricted stock grant (and therefore in the replacement cash retention award) that you were scheduled to vest during the fifteen (15) months immediately following such termination date .

•	Any unvested cash retention awards will be assigned to and assumed by SHO upon the transfer of your employment from SRC to SHO.

•	Executive Severance Agreement

•

Your current Executive Severance Agreement (“Agreement”) with SHC will be assigned to and assumed by SHO effective as of the transfer of your employment to SHO in accordance with Section 20 of the Agreement. Therefore, if post-Spin-off your employment with SHC or SHO is terminated by SHC or SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, based on your base salary at the time of termination plus a target bonus (equivalent to your target bonus for the year of termination or if such target bonus has not been set, equivalent to the target bonus for the year immediately preceding the year of termination), subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of

William Bruce Johnson

August 20, 2012

employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. A copy of your fully executed Agreement is enclosed for your information.

•	Other

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Upon the Spin-off, SHC will continue to provide you with the use of company-furnished ground transportation for travel between your residence in the Chicago metropolitan area and SHO’s corporate headquarters in Hoffman Estates, Illinois consistent with the ground transportation benefit you were awarded by the Compensation Committee of the Board of Directors of SHC as outlined in a letter dated April 5, 2010. The aggregate incremental cost will continue to be imputed income to you and you will be responsible for any related taxes. Upon the transfer of your employment from SRC to SHO, SHO will assume and continue to provide this benefit.

•

On a fiscal year basis, you will continue to be eligible to receive four (4) weeks paid vacation. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year.

•

Upon the Spin-off and transfer of your employment to SRC, you will continue to be eligible to participate in all retirement, health and welfare programs made available or sponsored by SHC on a basis no less favorable than other executives at your level supporting SHO, in accordance with the applicable terms, conditions and availability of those programs. SHO intends to sponsor or make available substantially similarly benefit programs upon your transfer of employment to SHO.

Bruce, we are excited about the important contributions you will make to this new independent, public company upon the Spin-off and look forward to your acceptance of our restated offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. Please note that effective as of your transfer of employment to SHO, this restated offer letter (subject to any amendments as of such date) shall be assigned to and assumed by SHO.

Sincerely,

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ Robert A. Riecker
Dean Carter Chief Human Resources Officer, SHMC	Robert A. Riecker Interim Financial Officer

Enclosure

Accepted:

/s/ William Bruce Johnson	8/21/12
William Bruce Johnson	Date